Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant  [X]
Filed by a party other than the registrant  [   ]

Check the appropriate box:
[   ]     Preliminary proxy statement
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[   ]     Definitive additional materials
[   ]     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

RIVERVIEW BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

RIVERVIEW BANCORP, INC.

(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[X]     No fee required.
[   ]     $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:

N/A

(2)      Aggregate number of securities to which transactions applies:

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(3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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(4)      Proposed maximum aggregate value of transaction:

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[   ]     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid:

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(4)      Date filed:

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June 5, 2002

Dear Stockholder:

       You are cordially invited to attend the Annual Meeting of Stockholders of Riverview Bancorp, Inc. ("Company"). The meeting will be held at the Water Resources Education Center, Bruce E. Hagensen Community Room, 4600 S.E. Columbia Way, Vancouver, Washington, on Wednesday, July 17, 2002 at 10:00 a.m., local time.

        The Notice of Annual Meeting of Stockholders and Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company. Directors and officers of the Company, as well as a representative of Deloitte & Touche LLP, the Company's independent auditors, will be present to respond to appropriate questions of stockholders.

       We would like to remind you of the investment presentation by our trust company, Riverview Asset Management Corp., starting at 8:30 a.m. prior to our Annual Stockholders' Meeting. Please see the enclosed insert for details.

       It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

       We look forward to seeing you at the meeting.

Sincerely, /s/ Patrick Sheaffer Patrick Sheaffer Chairman and Chief Executive Officer

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

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RIVERVIEW BANCORP, INC.
900 Washington
Suite 900
Vancouver, Washington 98660
(360) 693-6650

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On July 17, 2002

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Meeting") of Riverview Bancorp, Inc. ("Company") will be held at the Water Resources Education Center, Bruce E. Hagensen Community Room, 4600 S.E. Columbia Way, Vancouver, Washington, on Wednesday, July 17, 2002, at 10:00 a.m., local time, for the following purposes:

1.	To elect two directors of the Company;

2.	To approve the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 2003; and

3.	To consider and act upon such other matters as may properly come before the Meeting or any adjournments or postponements thereof.

        NOTE:   The Board of Directors is not aware of any other business to come before the Meeting.

        Any action may be taken on the foregoing proposals at the Meeting on the date specified above or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record at the close of business on May 21, 2002 are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof.

        You are requested to complete and sign the enclosed form of proxy, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend the Meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Phyllis Kreibich PHYLLIS KREIBICH CORPORATE SECRETARY

Vancouver, Washington
June 5, 2002

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


PROXY STATEMENT
OF
RIVERVIEW BANCORP, INC.
900 Washington
Suite 900
Vancouver, Washington 98660
(360) 693-6650

ANNUAL MEETING OF STOCKHOLDERS
JULY 17, 2002

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Riverview Bancorp, Inc. ("Company") to be used at the Annual Meeting of Stockholders of the Company ("Meeting"). The Company is the holding company for Riverview Community Bank ("Bank"). The Meeting will be held at the Water Resources Education Center, Bruce E. Hagensen Community Room, 4600 S.E. Columbia Way, Vancouver, Washington, on Wednesday, July 17, 2002, at 10:00 a.m., local time. This Proxy Statement and the enclosed proxy card are being first mailed to stockholders on or about June 5, 2002.

VOTING AND PROXY PROCEDURE

        Stockholders Entitled to Vote at Meeting. Stockholders of record at the close of business on May 21, 2002 ("Voting Record Date") are entitled to one vote for each share of common stock ("Common Stock") of the Company then held. At the close of business on the Voting Record Date, the Company had 4,717,566 shares of Common Stock issued and outstanding.

        As provided in the Company's Articles of Incorporation, record holders of the Company's Common Stock who beneficially own, either directly or indirectly, in excess of 10% of the Company's outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.

        If you are a beneficial owner of Company Common Stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Common Stock held in street name in person at the Meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

        Quorum Requirement. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes will be counted as shares present and entitled to vote at the Meeting for purposes of determining the existence of a quorum.

        Proxies; Proxy Revocation Procedures. The Board of Directors solicits proxies so that each stockholder has the opportunity to vote on the election of the director nominees and the proposals to be considered at the Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. Where a proxy card is properly signed and dated but no instructions are indicated, proxies will be voted FOR the nominees for directors set forth below and FOR the approval of the appointment of Deloitte & Touche LLP as independent auditors. If a stockholder attends the Meeting, he or she may vote by ballot.

        Stockholders who execute proxies retain the right to revoke them at any time. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by filing a later dated proxy before a vote


being taken on a particular proposal at the Meeting. Attendance at the Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

        If your Company Common Stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker or bank, you must contact your broker or bank.

        Participants in the Company ESOP. If a stockholder is a participant in the Company Employee Stock Ownership Plan ("ESOP"), the proxy card represents a voting instruction to the trustees of the ESOP as to the number of shares in the participant's plan account. Each participant in the ESOP may direct the trustees as to the manner in which shares of Common Stock allocated to the participant's plan account are to be voted. Unallocated shares of Common Stock held by the ESOP and allocated shares for which no voting instructions are received will be voted by the trustees in the same proportion as shares for which the trustees have received voting instructions. The deadline for returning your voting instructions to the trustees is July 12, 2002.

        Vote Required. The two directors to be elected at the Meeting will be elected by a plurality of the votes cast by stockholders present in person or by proxy and entitled to vote. Pursuant to the Company's Articles of Incorporation, stockholders are not permitted to cumulate their votes for the election of directors. With respect to the election of directors, votes may be cast for or withheld from one or more nominees. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the nominee receiving the greatest number of votes will be elected.

        The approval of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 2003 requires the affirmative vote of a majority of the outstanding shares of the Company's stock present in person or by proxy and entitled to vote at the Meeting. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Persons and groups who beneficially own in excess of 5% of the Common Stock are required to file certain reports with the Securities and Exchange Commission ("SEC"), and furnish a copy to the Company, disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). Based on such reports, the following table sets forth, at the close of business on the Voting Record Date, certain information as to those persons who were beneficial owners of more than 5% of the outstanding shares of Common Stock. To the Company's knowledge, no other person or entity beneficially owned more than 5% of the Company's outstanding Common Stock at the close of business on the Voting Record Date.

        The following table also sets forth, at the close of business on the Voting Record Date, information as to the shares of Common Stock beneficially owned by (a) each director, (b) each executive officer named in the Summary Compensation Table found below ("Named Executive Officers") and (c) all directors and executive officers of the Company as a group.

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Name	Number of Shares Beneficially Owned (1)	Percent of Shares Outstanding

Beneficial Owners Of More Than 5%

Riverview Community Bank	454,434(2)	9.60%
Employee Stock Ownership Plan Trust
900 Washington
Suite 900
Vancouver, Washington 98660

Westport Asset Management, Inc.(3)	308,180	6.51
253 Riverside Avenue
Westport, Connecticut 06880

Dimensional Fund Advisors Inc.(4)	253,500	5.35
1299 Ocean Avenue
11th Floor
Santa Monica, California 90401

Directors

Gary R. Douglass	33,864	*
Robert K. Leick	15,832	*
Paul L. Runyan	124,343	2.49
Edward R. Geiger	5,999	*
Michael D. Allen	10,934	*

Named Executive Officers

Patrick Sheaffer**	267,369	5.32
Ronald A. Wysaske**	159,203	3.18
Michael C. Yount	105,790	2.11
John A. Karas	18,898	*
Karen M. Nelson	84,282	1.69

All Executive Officers and Directors as a Group (13 persons)	871,078	18.40
________________
*	Less than 1 percent of shares outstanding.
**	Mr. Sheaffer and Mr. Wysaske are also directors of the Company.
(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock over which he or she has voting and/or investment power and of which he or she has the right to acquire beneficial ownership within 60 days of the Voting
Record Date. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. The amounts shown include the following amounts of Common Stock which the following individuals have the

(footnotes continued on following page)

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right to acquire within 60 days of the Voting Record Date through the exercise of stock options granted pursuant to the Company's 1998 Stock Option Plan: Mr. Sheaffer, 48,742 shares; Mr. Wysaske, 23,737 shares; Mr. Douglass, 7,998 shares; Mr. Leick, 7,998 shares; Mr. Runyan, 7,998 shares; Mr. Yount, 21,096 shares; Ms. Nelson, 19,103 shares; Mr. Geiger, 5,999 shares; Mr. Allen, 4,000; Mr. Karas, 16,000 shares;
and all executive officers and directors of the Company as a group, 180,370 shares.

(2)	Under the terms of the ESOP, the trustees will vote unallocated shares and allocated shares for which no voting instructions are received in the same proportion as shares for which the trustees have received voting instructions from participants. As of March 23, 2002, 208,104 shares have been allocated to participants'
accounts. The trustees of the ESOP are Patrick Sheaffer and Ronald A. Wysaske.
(3)	Based solely on an SEC Schedule 13G/A, dated February 14, 2002, that discloses shared voting and dispositive power as 308,180 shares.
(4)	Based solely on an SEC Schedule 13G/A, dated February 12, 2002, that discloses sole voting and dispositive power as to 253,500 shares.

PROPOSAL I -- ELECTION OF DIRECTORS

        The Company's Board of Directors consists of seven members. In accordance with the Company's Articles of Incorporation, the Board is divided into three classes with three-year staggered terms, with one-third of the directors elected each year. Two directors will be elected at the Meeting to serve for a term of three years, or until their respective successors have been elected and qualified.

        The nominees for election this year are Patrick Sheaffer and Edward R. Geiger each of whom is a current member of the Board of Directors of the Company.

        It is intended that the proxies solicited by the Board of Directors will be voted for the election of the below named nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the Board of Directors may adopt a resolution to amend the Bylaws and reduce the size of the Board. At this time the Board of Directors knows of no reason why any nominee might be unavailable to serve.

        The Board of Directors recommends a vote "FOR" the election of Messrs. Sheaffer and Geiger.

        The following table sets forth certain information regarding the nominees for election at the Meeting and those directors continuing in office after the Meeting.

Name	Age(1)	Year First Elected or Appointed Director(2)	Term to Expire
	BOARD NOMINEES

Patrick Sheaffer	62	1979	2005(3)
Edward R. Geiger	59	1999	2005(3)

	DIRECTORS CONTINUING IN OFFICE

Robert K. Leick	66	1972	2003
Gary R. Douglass	60	1994	2003
Paul L. Runyan	67	1979	2004
Ronald A. Wysaske	49	1985	2004
Michael D. Allen	60	2001	2004
	(footnotes on following page)


________________

(1)	As of March 31, 2002.
(2)	Includes service on the Board of Directors of the Bank.
(3)	Assuming the individual is re-elected.

        The present principal occupation and other business experience during the last five years of each nominee for election and each director continuing in office is set forth below:

        Patrick Sheaffer joined the Bank in 1965 and has served as President and Chief Executive Officer of the Bank since 1976 and Chairman of the Board of the Bank since 1993. He has been President, Chairman of the Board and Chief Executive Officer of the Company since its inception in 1997. He is responsible for the daily operations and the management of the Bank and the Company. Mr. Sheaffer is active in numerous professional and civic organizations.

        Edward R. Geiger is a business management and executive search consultant with over 35 years of experience. Prior to establishing his consulting firm, Mr. Geiger was Corporate Controller at Pacific Telecom, Inc. His prior experience also includes three other Fortune 500 companies, municipal government and the military. Mr. Geiger, a certified public accountant, is an active volunteer currently serving on the boards of directors of four non-profit organizations, as well as on the board of directors of two other companies.

        Robert K. Leick, an attorney in private practice, was a prosecuting attorney for Skamania County, Washington, from 1967 to 1997. He has served on the Port of Skamania County (Mgr.), S.W. Washington Air Pollution Authority, Fort Vancouver Regional Library, Washington State Association of Prosecuting Attorneys (Past President), Skamania County Historical Society, Skamania County Chamber of Commerce and Skamania County E.D.C. He is currently serving on the Board of Directors of Cascade Wood Components and the Clark County Council on Aging.

        Gary R. Douglass, a certified public accountant, is a principal with Douglass & Paulson, P.C. in Camas, Washington.

        Paul L. Runyan owns and operates Runyan's Jewelry Store in White Salmon, Washington. He is an active member of numerous civic and community organizations, including the White Salmon Elks, Stevenson Eagles, Order of the Eastern Star of the Grand Chapter of Washington and Masonic Lodge in Washougal and White Salmon.

        Ronald A. Wysaske joined the Bank in 1976. Prior to that, he was an audit and tax accountant at Price Waterhouse & Co. He became Executive Vice President, Treasurer and Chief Financial Officer of the Bank in 1981 and of the Company since its inception in 1997. He is responsible for administering all finance, support and administrative functions at the Bank. He is a certified public accountant in the State of Washington and is active in numerous professional and civic organizations.

        Michael D. Allen began his career with Seafirst in 1964 and progressed through a number of management positions, including serving as Vice President and Credit Supervisor for SW Washington. In 1989, Mr. Allen became the Executive Vice President of Northwest National Bank, responsible for commercial and retail banking operations. During that Bank's pending acquisition by US Bank, Mr. Allen served as President. He is the current Chairman of the Vancouver Housing Authority and a board member of the Community Housing Resource Center. He is a past board member of the SW Washington Private Industry Council and Identity Clark County.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The Boards of Directors of the Company and the Bank conduct their business through meetings of the Boards and through their committees. During the fiscal year ended March 31, 2002, the Board of Directors of the Company held seven regular meetings and no special meetings, and the Board of Directors of the Bank held 12 regular meetings


and no special meetings. No director of the Company or the Bank attended fewer than 75% of the total meetings of the Boards and committees on which such person served during this period.

        Committees of the Company's Board. The Company's Board of Directors has a standing Audit Committee. There is no Executive Committee of the Company's Board of Directors.

        The Audit Committee consists of Directors Douglass (Chairman), Geiger and Allen and is responsible for developing and monitoring the audit program. The Committee meets with the independent auditors to discuss the results of the annual audit and any related matters. The members of the Committee also receive and review all the reports, findings and other information presented to them by the officers regarding financial reporting policies and practices. The Audit Committee met five times during the fiscal year ended March 31, 2002.

        The full Board of Directors of the Company acts as the Nominating Committee to submit nominations for the annual election of directors. The full Board of Directors met once in its capacity as the Nominating Committee during the fiscal year ended March 31, 2002.

        Committees of the Bank's Board. The Bank's Board of Directors has standing Executive, Audit, Personnel/Compensation, Compliance and Senior Loan Committees, among others.

        The Executive Committee, which consists of Directors Sheaffer (Chairman), Leick and Runyan meets as necessary in between meetings of the full Board of Directors. The Executive Committee met nine times during the fiscal year ended March 31, 2002.

        The Audit Committee consists of Directors Douglass (Chairman), Geiger and Allen and is responsible for developing and monitoring the audit program. The Committee meets with the independent auditors to discuss the results of the annual audit and any related matters. The members of the Committee also receive and review all the reports, findings and other information presented to them by the officers regarding financial reporting policies and practices. The Audit Committee met five times during the fiscal year ended March 31, 2002.

        The Personnel/Compensation Committee consists of Directors Runyan (Chairman), Douglass and Allen. This Committee determines annual grade and salary levels for employees and establishes personnel policies. The Committee also serves as the Company's Compensation Committee. The Compensation Committee did not meet at the holding company level during the fiscal year ended March 31, 2002. The Bank's Personnel/Compensation Committee, however, met four times during the fiscal year ended March 31, 2002.

        The Compliance Committee consists of Directors Leick (Chairman), Douglass, Geiger, Runyan, Wysaske, Sheaffer and Allen. This committee is responsible for directing and monitoring the internal audit and compliance programs. The Compliance Committee met eight times during the fiscal year ended March 31, 2002.

        The Senior Loan Committee consists of Directors Sheaffer (Chairman), Douglass and Allen. The Committee reviews and approves all aggregate lending relationships from $1 million to the Bank's internal loan limit. The Senior Loan Committee met 25 times during the fiscal year ended March 31, 2002.

        The full Board of Directors of the Bank acts as the Nominating Committee to submit nominations for the annual election of directors. The full Board of Directors met once in its capacity as the Nominating Committee during the fiscal year ended March 31, 2002.


DIRECTORS' COMPENSATION

        Directors receive an annual retainer of $4,600 and a fee of $700 for each board meeting attended. Outside directors also receive $200 for each committee meeting attended. Director and committee fees totaled $109,935 for the year ended March 31, 2002.

        Directors may elect to defer their retainer and monthly fees until retirement with no income tax payable by the director until retirement benefits are received. This alternative is available through a non-qualified deferred compensation plan adopted by the Bank in December 1986, and subsequently amended. If the participant's employment is terminated on or after the date he attains age 65 or five years of participation in the plan ("Normal Retirement Date"), the Company shall pay the participant or his designated beneficiaries in annual or monthly installments over a period of 120 months, an amount equal to the balance in the participant's account immediately before the date on which benefits commence, plus interest on the unpaid balance. Participants may also choose two optional forms of benefit payments: (i) a lump-sum payment within five years of the Normal Retirement Date or (ii) an annuity over the life of the participant, or a joint survivor annuity over the lives of the participant and the participant's spouse. Benefits are also payable upon disability, early retirement, termination of service or death. The Company pays annual interest on assets under the plan based on a formula relating to gross revenues, which amounted to 8.38% for the calendar year ended December 31, 2001. The estimated liability under the plan is accrued as earned by the participant. At March 31, 2002, the Company's aggregate liability under the plan was $1.1 million.

EXECUTIVE COMPENSATION

        Summary Compensation Table. The following information is furnished for the Chief Executive Officer of the Company and for the four highest paid executive officers of the Company who received salary and incentive compensation in excess of $100,000 for the year ended March 31, 2002. No other executive officers of the Company or its subsidiaries received salary and bonus in excess of $100,000 during the year ended March 31, 2002.

		Annual Compensation(1)		Long-term Compensation Awards
Name and Position	Year	Salary($)	Bonus($)	Restricted Stock Awards($)(2)	Securities Underlying Options	All Other Compensation($)(4)
Patrick Sheaffer	2002	141,094	49,027	8,258	--	13,055
President, Chief	2001	142,171	48,787	--	--	12,404
Executive Officer	2000	133,658	53,448	--	--	15,006
and Chairman

Ronald A. Wysaske	2002	105,324	31,068	8,258	--	13,323
Executive Vice	2001	106,116	30,979	--	--	11,715
President, Treasurer	2000	99,846	34,020	--	--	14,936
and Chief Financial
Officer

Michael C. Yount	2002	100,660	25,387	--	--	13,369
Executive Vice	2001	101,429	26,099	--	--	11,962
President	2000	97,009	24,952	--	--	14,574

(table continues on following page)

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		Annual Compensation(1)		Long-term Compensation Awards
Name and Position	Year	Salary($)	Bonus($)	Restricted Stock Awards($)(2)	Securities Underlying Options	All Other Compensation($)(4)
Karen M. Nelson	2002	89,604	16,912	--	--	11,938
Senior Vice Presi-	2001	88,200	24,535	--	--	11,762
dent of Lending	2000	86,868	21,504	--	--	14,359

John A. Karas	2002	107,500	76,319	--	--	13,728
Senior Vice	2001	99,167	45,720			9,576
President/Trust	2000	95,625	10,000	--	20,000(3)	--
___________________

(1)	Does not include certain benefits, the aggregate amounts of which do not exceed 10% of total annual salary and bonus.
(2)	On October 17, 2001, each of the Company's directors, including Messrs. Sheaffer and Wysaske, were awarded 734 shares of restricted stock, which vest over a two-year period, beginning on October 17, 2002. The dollar values of the restricted stock awards are based on the closing price of the Common Stock on the date of grant, as reported on the Nasdaq National Market, which was $11.25 per share. Dividends will be paid on the restricted stock at the rate paid to all stockholders. At March 31, 2002 the number of shares of restricted stock held by each of the Named Executive Officers was: Mr. Sheaffer, 7,231; Mr. Wysaske, 5,613;
Mr. Yount, 4,200; and Ms. Nelson, 4,140. The value of these shares at March 31, 2002 was:
Mr. Sheaffer, $101,234; Mr. Wysaske, $78,582; Mr. Yount, $58,800; and Ms. Nelson, $57,960.
(3)	Subject to pro rata vesting over a five year period with the first 20% installment vesting on January 19, 1999.
(4)	Amounts for 2002 include: for Mr. Sheaffer, ESOP contribution of $11,409 and employer 401(k) matching contribution of $1,646; for Mr. Wysaske, ESOP contribution of $11,409 and employer 401(k) matching contribution of $1,914; for Mr. Yount, ESOP contribution of $11,409 and employer 401(k) matching contributions of $1,960; for Ms. Nelson, ESOP contribution of $10,340 and employer 401(k) matching contribution of $1,598; and for Mr. Karas, ESOP contribution of $11,409 and employer 401(k) matching contribution of $2,319.

        Option Grants. There were no stock options granted to any of the Named Executive Officers during the fiscal year ended March 31, 2002.

        Option Exercise/Value Table. The following information with respect to options exercised during the fiscal year ended March 31, 2002, and remaining unexercised options at the end of the fiscal year, is presented for the Chief Executive Officer and the other Named Executive Officers.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options		Value of Unexercised In-the-Money Options at Fiscal Year End($)(1)
Name	Exercise (#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick Sheaffer	--	--	48,742	8,245	184,443	2,061
Ronald A. Wysaske	10,227	97,975	23,737	5,934	5,934	1,484
Michael C. Yount	4,508	43,187	21,096	5,274	5,274	1,319
John A. Karas	--	--	16,000	4,000	27,000	6,750
Karen M. Nelson	2,538	24,568	19,103	4,776	4,776	1,194
___________________

(1)        Value of unexercised in-the-money options equals market value of shares covered by in-the-money options on
            March 31, 2002, less the option exercise price. Options are in-the-money if the market value of the shares covered by the options is greater than the option exercise price.

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        Employment Agreements. The Company and the Bank (collectively, the "Employers") have entered into three-year employment agreements ("Employment Agreements") with Messrs. Sheaffer and Wysaske (individually, the "Executive").

        Under the Employment Agreements, the current salary levels for Messrs. Sheaffer and Wysaske are $141,094 and $105,324, respectively, which amounts are paid by the Bank and may be increased at the discretion of the Board of Directors of the Bank or an authorized committee of the Board. On each anniversary of the commencement date of the Employment Agreements, the term of each agreement may be extended for an additional year at the discretion of the Board. The agreement is terminable by the Employers at any time, by the Executive if the Executive is assigned duties inconsistent with his initial position, duties, responsibilities and status, or upon the occurrence of certain events specified by federal regulations. In the event that an Executive's employment is terminated without cause or upon the Executive's voluntary termination following the occurrence of an event described in the preceding sentence, the Bank would be required to honor the terms of the agreement through the expiration of the current term, including payment of current cash compensation and continuation of employee benefits.

        The Employment Agreements also provide for severance payments and other benefits in the event of involuntary termination of employment in connection with any change in control of the Employers. Severance payments also will be provided on a similar basis in connection with a voluntary termination of employment where, subsequent to a change in control, an Executive is assigned duties inconsistent with his position, duties, responsibilities and status immediately prior to such change in control. The term "change in control" is defined in the agreement as having occurred when, among other things, (a) a person other than the Company purchases shares of Common Stock pursuant to a tender or exchange offer for such shares, (b) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, (c) the membership of the Board of Directors changes as the result of a contested election, or (d) stockholders of the Company approve a merger, consolidation, sale or disposition of all or substantially all of the Company's assets, or a plan of partial or complete liquidation.

        The maximum value of the severance benefits under the Employment Agreements is 2.99 times the Executive's average annual compensation during the five-year period preceding the effective date of the change in control (the "base amount"). The Employment Agreements provide that the value of the maximum benefit may be distributed, at the Executive's election, (i) in the form of a lump sum cash payment equal to 2.99 times the Executive's base amount or (ii) a combination of a cash payment and continued coverage under the Employers' health, life and disability programs for a 36-month period following the change in control, the total value of which does not exceed 2.99 times the Executive's base amount. Assuming that a change in control had occurred at March 31, 2002 and that each Executive elected to receive a lump sum cash payment, Messrs. Sheaffer and Wysaske would be entitled to payments of approximately $570,990 and $402,391, respectively. Section 280G of the Internal Revenue Code of 1986, as amended, provides that severance payments that equal or exceed three times the individual's base amount are deemed to be "excess parachute payments" if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of such excess payments, and the Employers would not be entitled to deduct the amount of such excess payments.

        The Employment Agreements restrict each Executive's right to compete against the Employers for a period of one year from the date of termination of the agreement if an Executive voluntarily terminates employment, except in the event of a change in control.

        Severance Agreements. The Employers have entered into three-year severance agreements with Mr. Yount, Ms. Nelson and Mr. Karas. The severance agreements provide for severance payments and continuation of other employee benefits in the event of involuntary termination of employment in connection with any change in control of the Employers in the same manner as provided for in the Employment Agreements. Severance payments and benefits are also provided on a similar basis in connection with a voluntary termination of employment where, subsequent to

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a change in control, an officer is assigned duties inconsistent with his position, duties, responsibilities and status immediately prior to such change in control.

        The term "change in control" is defined in the agreements as having occurred when, among other things, (a) a person other than the Company purchases shares of Common Stock pursuant to a tender or exchange offer for such shares, (b) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, (c) the membership of the Board of Directors changes as the result of a contested election, or (d) stockholders of the Company approve a merger, consolidation, sale or disposition of all or substantially all of the Company's assets, or a plan of partial or complete liquidation.

        Assuming that a change in control had occurred at March 31, 2002, and excluding any other benefits due under the severance agreements, the aggregate value of the severance benefits payable to each of Mr. Yount, Ms. Nelson and Mr. Karas would have been approximately $361,618, $323,471 and $432,883, respectively.

AUDIT COMMITTEE MATTERS

        Audit Committee Charter. The Audit Committee operates pursuant to a Charter approved by the Company's Board of Directors. The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of the Company. The Audit Committee Charter sets out the responsibilities, authority and specific duties of the Audit Committee. The Charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the independent accountants, the internal audit department, and management of the Company. A copy of the Charter was attached as an exhibit to last year's proxy statement.

        Report of the Audit Committee. The Audit Committee reports as follows with respect to the Company's audited financial statement for the year ended March 31, 2002:

  The Audit Committee has completed its initial review and discussion of the Company's 2002 audited financial statements with management;
  The Audit Committee has discussed with the independent auditor (Deloitte & Touche LLP) the matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications, including matters related to the conduct of the audit of the Company's financial statements;
  The Audit Committee has received written disclosures, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, indicating all relationships, if any, between the independent auditor and its related entities and the Company and its related entities which, in the auditors' professional judgment, reasonably may be thought to bear on the auditors' independence, and the letter from the independent auditors confirming that, in its professional judgment, it is independent from the Company and its related entities, and has discussed with the auditors the auditors' independence from the Company; and

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  The Audit Committee has, based on its initial review and discussions with management of the Company's 2002 audited financial statements and discussions with the independent auditors, recommended to the Board of Directors that the Company's audited financial statements for the year ended March 31, 2002 be included in the Company's Annual Report on Form 10-K.

                                                                                    Audit Committee:
                                                                                    Gary R. Douglass, Chairman
                                                                                    Paul L. Runyan
                                                                                    Edward R. Geiger

        Independence and Other Matters. Each member of the Audit Committee is "independent," as defined, in the case of the Company, under The Nasdaq Stock Market Rules. The Audit Committee members do not have any relationship to the Company that may interfere with the exercise of their independence from management and the Company. None of the Audit Committee members are current officers or employees of the Company or its affiliates.

COMPENSATION COMMITTEE MATTERS

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and Performance Graph shall not be incorporated by reference into any such filings.

        Report of the Compensation Committee. Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to the fundamental executive compensation decisions affecting those individuals. The Compensation Committee of the Board of Directors of the Company is responsible for establishing and monitoring compensation policies of the Company and for reviewing and ratifying the actions of the Compensation Committee of the Board of Directors of the Bank. Performance is evaluated and salaries are set by the Compensation Committee of the Bank.

        General. The Bank's Compensation Committee's duties are to recommend and administer policies that govern executive compensation. The Committee evaluates individual executive performance, compensation policies and salaries. The Committee is responsible for evaluating the performance of the Chief Executive Officer of the Bank while the Chief Executive Officer of the Bank evaluates the performance of other senior officers of the Bank and makes recommendations to the Committee regarding compensation levels.

        Compensation Policies. The executive compensation policies of the Bank are designed to establish an appropriate relationship between executive pay and the Company's and Bank's annual performance, to reflect the attainment of short- and long-term financial performance goals and to enhance the ability of the Company and the Bank to attract and retain qualified executive officers. The principles underlying the executive compensation policies include the following:

  To attract and retain key executives who are vital to the long-term success of the Company and the Bank and are of the highest caliber;
  To provide levels of compensation competitive with those offered throughout the financial industry and consistent with the Company's and the Bank's level
  To motivate executives to enhance long term stockholder value by building their equity interest in the Company; and

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  To integrate the compensation program with the Company's and the Bank's annual and long-term strategic planning and performance measurement processes.

        The Committee considers a variety of subjective and objective factors in determining the compensation package for individual executives, including: (1) the performance of the Company and the Bank as a whole with emphasis on annual performance factors and long-term objectives; (2) the responsibilities assigned to each executive; and (3) the performance of each executive of assigned responsibilities as measured by the progress of the Company and the Bank during the year.

        Base Salary. The Bank's current compensation plan involves a combination of salary, salary-at-risk cash bonuses to reward short-term performance, and deferred compensation. The salary levels of executive officers are designed to be competitive within the banking and financial services industries. In setting competitive salary levels, the Compensation Committee continually evaluates current salary levels by surveying similar institutions in Washington State, the Pacific Northwest and the United States. The Compensation Committee's peer group analysis focuses on asset size, nature of ownership, type of operation and other common factors. Specifically, the Compensation Committee annually reviews the Washington State Financial Industry Survey prepared by Milliman & Robertson, Inc. (actuaries and consultants) covering 110 Washington financial organizations, and the America's Community Banker's Survey of Salaries which covers over 500 financial institutions nationwide.

        Salary-at-Risk Bonus Program. A short-term incentive salary-at-risk bonus plan is in effect for the senior officers of the Bank which is designed to compensate for performance. The plan is designed to provide for bonuses of up to 45% of salary for the Chief Executive Officer, 35% to 40% of salary for the Executive Vice Presidents, and up to 35% of salary for the Senior Vice Presidents, Vice Presidents, and certain other officers. In limited circumstances, salary-at-risk bonuses may be payable at higher levels based on exceptional performance in excess of established targets. The salary-at-risk performance bonus is based primarily on quantifiable data such as return on equity, deposit totals, loan production, and levels of operating expenses compared to revenues. Subjective evaluation of performance is limited.

        Deferred Compensation. Directors and executive officers who are paid to attend board meetings may elect to defer their monthly fees until retirement, with no income tax payable by the directors or executive officers until retirement benefits are received. This alternative is available through a non-qualified deferred compensation plan adopted by the Bank in December 1986, and subsequently amended. Under the plan executive officers may also defer up to 10% of salary and bonus.

        Long Term Incentive Compensation. In connection with the Company's reorganization into the holding company structure, the Company adopted the 1998 Stock Option Plan and the 1998 Management Development and Recognition Plan for executive officers, employees, and non-employee directors of the Company. These plans were approved by the stockholders of the Company in 1998. Under the plans, non-employee directors, executive officers, and other employees may receive grants and awards. The Company believes that stock ownership by the Company's and the Bank's executives is a significant factor in aligning the interests of the executives with those of stockholders. Stock options and awards under such plans were allocated based upon regulatory practices and policies, and the practices of other publicly traded financial institutions as verified by external surveys and were based upon the executive officers' level of responsibility and contributions to the Company and the Bank.

        Compensation of the Chief Executive Officer. During the fiscal year ended March 31, 2002, the base salary of Mr. Sheaffer was $141,094. In addition, he received a salary-at-risk performance bonus of $49,027 and was credited with $13,055 in other compensation (comprised of ESOP contribution of $11,409 and employer 401(k) contribution of $1,646) as set forth in the preceding Summary Compensation Table. Mr. Sheaffer also recognized income of $72,464 as a result of vesting of restricted stock awards. This resulted in total compensation of $275,640, which represents a 6.3% increase from the previous year. Mr. Sheaffer's salary-at-risk performance bonus reflected the attainment of the specific performance criteria for the fiscal year established by the Board in the Company's salary-at- risk performance bonus plan. The Committee believes that Mr. Sheaffer's compensation is appropriate based on the

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Company's overall compensation policy, on the basis of the Committee's consideration of peer group data, and the superior financial performance of the Company during the fiscal year. Mr. Sheaffer did not participate in the Committee's consideration of his compensation level for the fiscal year.

Compensation Committee of the Board of Directors: Paul L. Runyan, Chairman Gary R. Douglass Edward R. Geiger

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        Performance Graph. The following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the S&P 500 (U.S. Stock) Index, a peer group of the SNL Thrift Index and the Nasdaq Market Bank Index. Total return assumes the reinvestment of all dividends and that the value of the Company's Common Stock and each index was $100 on March 31, 1997.

Riverview Bancorp, Inc.
S&P 500
SNL Thrift Index
Nasdaq Bank Index
250.00
225.00
200.00
175.00
150.00
125.00
100.00
Index Value
3/31/97
3/31/98
3/31/99
3/31/00
3/31/01
3/31/02

	Period Ending
Index	3/31/97	3/31/98	3/31/99	3/31/00	3/31/01	3/31/02
Riverview Bancorp, Inc.	100.00	240.15	173.18	119.54	144.73	227.53
S&P 500	100.00	148.01	175.29	206.74	161.94	162.33
SNL Thrift Index	100.00	167.30	138.19	109.56	181.84	210.41
Nasdaq Bank Index	100.00	165.12	148.92	134.75	162.99	201.10

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COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of any registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of such forms it has received and written representations provided to the Company by the above referenced persons, the Company believes that during the fiscal year ended March 31, 2002 all filing requirements applicable to its reporting officers, directors and greater than 10% stockholders were properly and timely complied with.

TRANSACTIONS WITH MANAGEMENT

        Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (unless the loan or extension of credit is made under a benefit program generally available to all other employees and does not give preference to any insider over any other employee) and does not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any new loans or extensions of credit to the Bank's executive officers and directors at different rates or terms than those offered to the general public and has adopted a policy to this effect. The aggregate amount of loans by the Bank to its executive officers and directors was approximately $538,845 at March 31, 2002. Such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank's other customers, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features when made.

PROPOSAL II -- APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

        Deloitte & Touche LLP served as the Company's independent auditors for the fiscal year ended March 31, 2002. The Board of Directors has appointed Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 2003, subject to approval by stockholders. A representative of Deloitte & Touche LLP will be present at the Meeting to respond to stockholders' questions and will have the opportunity to make a statement if he or she so desires.

Audit Fees

        The aggregate fees billed to the Company by Deloitte & Touche LLP for professional services rendered for the audit of the Company's financial statements for fiscal 2002 and the reviews of the financial statements included in the Company's Forms 10-Q for that year, including travel expenses, were $105,000.

Financial Information Systems Design and Implementation Fees

        Deloitte & Touche LLP performed no financial information system design or implementation work for the Company during the fiscal year ended March 31, 2002.

All Other Fees

        Other than audit fees, the aggregate fees billed to the Company by Deloitte & Touche LLP for fiscal 2002, none of which were financial information systems design and implementation fees, were $16,000 for tax return preparation.

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The Audit Committee of the Board of Directors determined that the services performed by Deloitte & Touche LLP other than audit services are not incompatible with Deloitte & Touche LLP maintaining its independence.

        If the ratification of the appointment of the auditors is not approved by an affirmative vote of a majority of the outstanding shares of the Company's stock present in person or by proxy and entitled to vote at the Meeting, other independent public accountants will be considered by the Board of Directors.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2003.

OTHER MATTERS

        The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

MISCELLANEOUS

        The cost of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

        The Company's Annual Report to Stockholders, which includes the Company's Annual Report on Form 10-K as filed with the SEC, has been mailed to stockholders as of the close of business on the Voting Record Date. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

STOCKHOLDER PROPOSALS AND NOMINATIONS

        In order to be eligible for inclusion in the Company's proxy solicitation materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office at 900 Washington, Suite 900, Vancouver, Washington, 98660, no later than February 5, 2003. Any such proposals shall be subject to the requirements of the proxy solicitation rules adopted under the Exchange Act.

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        The Company's Articles of Incorporation provide that if a stockholder intends to nominate a candidate for election as a director or submit a stockholder proposal, the stockholder must deliver written notice of his or her intention to the Secretary of the Company not less than thirty days nor more than sixty days prior to the date of a meeting of stockholders; provided, however, that if less than thirty-one days' notice of the date of the meeting is given or made to stockholders, such written notice must be delivered to the Secretary of the Company not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders. The notice must set forth certain information specified in the Company's Articles of Incorporation.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Phyllis Kreibich PHYLLIS KREIBICH CORPORATE SECRETARY

Vancouver, Washington June 5, 2002

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REVOCABLE PROXY
RIVERVIEW BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS
JULY 17, 2002

        The undersigned hereby appoints the official Proxy Committee of the Board of Directors of Riverview Bancorp, Inc. with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of Riverview Bancorp, Inc. ("Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held at the Water Resources Education Center, Bruce E. Hagensen Community Room, 4600 S.E. Columbia Way, Vancouver, Washington, on Wednesday, July 17, 2002, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof, as indicated.

		FOR	VOTE WITHHELD
1.	The election as directors of the nominees listed below, each for a three-year term (except as marked to the contrary below).	[ ]	[ ]

Patrick Sheaffer
Edward R. Geiger

INSTRUCTIONS: To withhold your vote for any individual nominee, write the nominee's name on the line below.
__________________________________

		FOR	AGAINST	ABSTAIN
2.	The approval of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 2003.	[ ]	[ ]	[ ]

3.	In their discretion, upon such other matters as may properly come before the meeting.

                        The Board of Director recommends a vote "FOR" the election of the nominees listed above and
                        "FOR" the above proposal.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AND FOR THE ABOVE PROPOSAL. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

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THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        Should the undersigned be present and elect to vote at the Meeting or at any adjournment or postponement thereof and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

        The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders, and the 2002 Annual Report to Stockholders.

Dated: _________________________ , 2002

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on the enclosed card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, only one signature is required, but each holder should sign, if possible.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

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